                 Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    _X_
Filed by a Party other than the Registrant  ___

Check the appropriate box:

___     Preliminary Proxy Statement
_X_     Definitive Proxy Statement
___     Definitive Additional Materials
___     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                                 Edison International
________________________________________________________________________
                          (Name of Registrant as Specified in its Charter)

                                  Kenneth S. Stewart
________________________________________________________________________
                             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

___     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-
        6(j)(2)
___ $500 per each party to the controversy pursuant to Exchange Act rule 14a-6(i)(3).
___ Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

               _____________________________________________________________

        2)     Aggregate number of securities to which transaction applies:

               _____________________________________________________________


        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               _____________________________________________________________

        4)     Proposed maximum aggregate value of transaction:

               _____________________________________________________________

        Set forth the amount on which the filing fee is calculated and state how it is determined.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

               _____________________________________________________________

        2)     Form, Schedule or Registration Statement No.:

               _____________________________________________________________

        3)     Filing Party:

               _____________________________________________________________

        4)     Date Filed:

               _____________________________________________________________

EDISON
INTERNATIONAL








                              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




                                                 AND



                                        JOINT PROXY STATEMENT









                                           ANNUAL MEETING
                                           APRIL 17, 1997

EDISON
INTERNATIONAL


                                                      March 10, 1997

DEAR SHAREHOLDER:

     You are invited to attend the annual meeting of shareholders of Edison International on Thursday, April 17, 1997, at 10:00 A.M. This meeting will be held at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California. The accompanying Joint Proxy Statement contains information about the matter to be considered at the annual meeting by the Edison International shareholders. Edison International's Annual Report to Shareholders for 1996 is furnished with the Joint Proxy Statement.

     As discussed in the Joint Proxy Statement, the only matter to be presented at the annual meeting for your consideration is the election of the Directors who will be responsible for the direction of the affairs of Edison International until the next annual meeting or until their successors are duly elected and qualified.

     Your Board of Directors and Management recommend that you vote "FOR" the nominees for Directors listed in the Joint Proxy Statement.

     Whether or not you expect to attend the annual meeting, it is important that your shares be represented at this meeting. Accordingly, we request that you complete, sign, date and return your proxy as soon as possible.

     Your continued interest in the business of Edison International is appreciated.





                                           John E. Bryson
                                           John E. Bryson
                                        Chairman of the Board
                                     and Chief Executive Officer


                                              ---------
                                              IMPORTANT
                                              ---------

In order to assure the presence of a quorum of shareholders at the annual meeting, please mark, sign, date and mail the enclosed proxy promptly. Please sign (do not print) your name exactly as it appears on the enclosed proxy. When signing as attorney, executor, administrator, trustee or guardian, please include your full title. Please have an authorized officer whose title is indicated sign for corporations, charitable institutions and governmental units. For partnerships, please have a partner sign and indicate partnership status.
PAGE

EDISON
INTERNATIONAL



                                   ==============================
                                      NOTICE OF ANNUAL MEETING
                                     OF SHAREHOLDERS TO BE HELD
                                           APRIL 17, 1997
                                   ==============================

The annual meeting of the shareholders of Edison International will be held at 10:00 A.M. on Thursday, April 17, 1997, at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California, to consider and act upon the election of Directors as discussed in the accompanying Joint Proxy Statement and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees for Directors intended to be presented for election are as follows:


                    Howard P. Allen                    Ronald L. Olson
                    John E. Bryson                     J. J. Pinola
                    Winston H. Chen                    James M. Rosser
                    Stephen E. Frank                   E. L. Shannon, Jr.
                    Camilla C. Frost                   Robert H. Smith
                    Joan C. Hanley                     Thomas C. Sutton
                    Carl F. Huntsinger                 Daniel M. Tellep
                    Charles D. Miller                  James D. Watkins
                    Luis G. Nogales                    Edward Zapanta


  Shareholders of record at the close of business on March 5, 1997, are entitled to notice of and to vote at this annual meeting. The following individuals will be admitted to the meeting:

       1.   Shareholders of record, and their spouses;

       2. Individuals holding written proxies executed by shareholders of record on the record date;

       3. Shareholders who provide written verification from their brokerage firm that they owned stock held in the name of the brokerage firm (that is, stock held in so-called "street name") on the record date, and their spouses; and

       4. Other individuals with the approval of the Secretary of Edison International.

Dated March 10, 1996.

                                      For the Board of Directors,




                                      BEVERLY P. RYDER, Secretary

PAGE

                                 EDISON INTERNATIONAL
                                 SOUTHERN CALIFORNIA EDISON COMPANY

                                 ==================================
                                        JOINT PROXY STATEMENT
                                 ==================================

INTRODUCTION

  This Joint Proxy Statement is provided to the shareholders of Edison International and Southern California Edison Company ("SCE") in connection with their annual meetings of shareholders and any adjournments or postponements thereof. The annual meetings are scheduled to be held at 10:00 A.M., Pacific Time, on Thursday, April 17, 1997, at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California. The Edison International and SCE annual meetings will be held in conjunction with each other at the same time and location.

GENERAL INFORMATION

Solicitation of Proxies

  The Boards of Directors of Edison International and SCE are soliciting proxies for use at their annual meetings, and forms of proxy are being provided with this Joint Proxy Statement. This Joint Proxy Statement, the enclosed forms of proxy and the respective Annual Reports to Shareholders for 1996 are being distributed together beginning March 10, 1997, to shareholders of Edison International and SCE.

  The costs of solicitations of proxies will be borne by Edison International and SCE. Directors, officers and other employees of SCE may, without additional compensation (except for customary overtime pay, when applicable), solicit proxies by mail, in person or by telecommunication. Brokers, fiduciaries, custodians and other nominees will be reimbursed for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Edison International and SCE stock. In addition, D.F. King & Co., Inc. (1-800-669-5550) will assist Edison International and SCE in the solicitation of proxies from "street name" shareholders for an aggregate fee estimated not to exceed $15,000 plus reasonable out-of-pocket expenses.

Record Date and Voting Securities

  The Boards of Directors of Edison International and SCE have fixed the close of business on March 5, 1997, as the record date for the determination of holders of Edison International and SCE voting securities entitled to notice of and to vote at their respective annual meetings.
As of February 25, 1997(the most recent date information was available), there were 419,844,373 shares of Common Stock, without par value, of Edison International ("Edison International Common Stock"), outstanding and entitled to vote. As of March 5, 1997, there were 434,888,104 shares of Common Stock, without par value, of SCE ("SCE Common Stock"), 11,350,198 shares of Cumulative Preferred Stock, $25 par value, of SCE ("SCE Cumulative Preferred Stock"), and 2,750,000 shares of $100 Cumulative Preferred Stock, $100 par value, of SCE ("SCE $100 Cumulative Preferred Stock"), outstanding and entitled to vote.

Voting Rights

    Each share of Edison International Common Stock is entitled to one vote on each item of Edison International business. Each share of SCE Cumulative Preferred Stock is entitled to six votes, each share of SCE
$100 Cumulative Preferred Stock is entitled to two votes and each share of SCE Common Stock is entitled to one vote, on each item of SCE business. Shares represented by executed proxies received by Edison International or SCE, respectively, prior to their annual meetings will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

    Any Edison International or SCE shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing, with the Secretary of Edison International, at 2244 Walnut Grove Avenue, P.O. Box 999, Rosemead, California 91770, or the Secretary of SCE, at 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770 (the respective mailing addresses of the principal executive offices), written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the annual meetings. Attendance at the annual meetings will not in and of itself constitute revocation of a proxy.

    Attendance at the annual meetings is limited to those individuals described in the letter from the Secretary at the front of this Joint Proxy Statement. A shareholder of Edison International and/or SCE that is a corporation, partnership, association or other organization or entity will be limited to three authorized representatives at the annual meetings.

    The Edison International Board and the SCE Board respectively recommend the election of their nominees for Directors presented in this Joint Proxy Statement.

                        ELECTION OF DIRECTORS OF EDISON INTERNATIONAL AND SCE

Nominees for Election as Directors

    Eighteen Directors are to be elected to the Edison International and SCE Boards to hold office until the next annual meetings or until their successors are elected and qualified. The eighteen Edison International nominees for Directors and the eighteen SCE nominees for Directors receiving the highest number of affirmative votes shall be elected to the Edison International Board and SCE Board, respectively. Unless authority to vote is withheld or another contrary instruction is indicated, signed proxies received will be voted for the election of the Edison International and SCE Boards' nominees for Directors. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a Director, and the size of the Edison International and SCE Boards is not reduced accordingly, the proxyholders named in the enclosed proxy will vote for substitute nominees at their discretion. Votes cast against a Director, abstentions and votes withheld (including broker non-votes) have no legal effect. The nominees for Directors of Edison International and SCE are the same. A brief biography of each nominee is presented below.


HOWARD P. ALLEN, Chairman of the Executive Committees of Edison International and SCE, has been a Director of SCE since 1980, a Director of Edison International since 1988 and Chairman of the Executive Committees since 1989. Mr. Allen joined SCE in 1954, following service as Assistant Dean and Assistant Professor of Law at Stanford Law School. He was elected Vice President in 1962, Senior Vice President in 1971, Executive Vice President in 1973, President in 1980, Chairman of the Board and Chief Executive Officer in 1984, Chairman of the Board, Chief Executive Officer and President of SCE in 1987, and of Edison International in 1988, and served in this position for both companies until his retirement in 1990. Mr. Allen is a Director of Computer Sciences Corporation, The Parsons Corporation, The Ralph M. Parsons, Co., The Presley Companies, and Trust Company of the West. He is a graduate of Pomona College and Stanford Law School. Age 71.

Member of the executive (Chair) and the finance committees of Edison International and SCE.

JOHN E. BRYSON, Chairman of the Board and Chief Executive Officer of Edison International and SCE, has been a Director of Edison International and SCE since 1990. Mr. Bryson joined SCE in 1984. He was elected Executive Vice President and Chief Financial Officer of SCE in 1985, and was elected to his present positions in 1990. Immediately prior to joining SCE, Mr. Bryson was a partner in the law firm of Morrison & Foerster. He served as President of the California Public Utilities Commission from 1979 to 1982, and earlier served as Chairman of the California State Water Resources Control Board. He is a Director of Edison Mission Energy, The Boeing Company, The Times Mirror Company, the Council on Foreign Relations, a Trustee of Stanford University and Chairman of the California Business Roundtable. He is a graduate of Stanford University and Yale Law School. Age 53.

Member of the executive committees of Edison International and SCE.


WINSTON H. CHEN, Chairman of Paramitas Foundation, a non-profit charitable corporation, and Chairman of Paramitas Investment Corporation since 1994, has been a Director of Edison International and SCE since 1995. Mr. Chen was Chairman of the Board of Solectron Corporation, an electronic manufacturing service company in Milpitas, California, until 1994. He joined Solectron in 1978 as President and was elected Chief Executive Officer in 1984 and Chairman of the Board in 1990. Solectron won the Malcolm Baldridge National Quality Award in 1991 and was awarded the Governor's Golden State Quality Award in 1994. He is a Director of Intel Corporation and Solectron Corporation and a Trustee of Stanford University and Santa Clara University. He received his M.S. and Ph.D. degrees from Harvard University. Age 55.

Member of the audit and the finance committees of Edison International and SCE.


STEPHEN E. FRANK, President and Chief Operating Officer of SCE, has been a Director of Edison International and SCE since 1995. Mr. Frank joined SCE in 1995, after serving as President and Chief Operating Officer of Florida Power and Light Company since 1990. Prior to 1990, Mr. Frank was Executive Vice President and Chief Financial Officer of TRW, Inc. From 1984 to 1988, he worked at GTE Corporation as Vice President, Controller and Treasurer. In addition, Mr. Frank held numerous financial and sales management positions with U.S. Steel Corp., ending his career there as general manager of sales. He is a Director of Great Western Financial Corp., and a Trustee of the University of Miami. He is a graduate of Dartmouth College and received his MBA degree from the University of Michigan. Age 55.


CAMILLA C. FROST, Trustee of the Chandler Trusts 1 and 2, and a Director and Secretary-Treasurer of Chandis Securities Company (Chandler Family Holding Company), has been a Director of SCE since 1985 and a Director of Edison International since 1988. Mrs. Frost has been associated with the Los Angeles County Museum of Art since 1960, was elected President of the Board of Trustees in 1978, served as Chairman of the Board from 1982 to 1986, and served as Chairman of the Executive Committee from 1986 to 1990. Mrs. Frost has held her present positions at Chandler Trusts and Chandis Securities Company since 1975. She is a Director of The James Irvine Foundation, and a Trustee of the California Institute of Technology and Wellesley College. Mrs. Frost is a graduate of Wellesley College. Age 71.

Member of the compensation and executive personnel and the nominating committees of Edison International and SCE.

<page 3>

JOAN C. HANLEY, General Partner of Miramonte Vineyards, has been a Director of SCE since 1980 and a Director of Edison International since 1988. Mrs. Hanley has served as General Partner and Manager of Miramonte Vineyards since 1973. She was a Public Affairs Consultant for Monaghan Company-Long Point (a land development company) during 1990 and 1991. She is a Director of the California Agricultural Education Foundation, Harbor-UCLA Research and Education Institute and a Trustee of Pomona College. Mrs. Hanley is a graduate of the University of Washington. Age 64.

Member of the audit and the nominating (Chair) committees of Edison International and SCE.



CARL F. HUNTSINGER, General Partner of DAE Limited Partnership, Ltd. (agricultural management), has been a Director of SCE since 1983 and a Director of Edison International since 1988. Mr. Huntsinger has held his present position at DAE Limited Partnership, Ltd., since the dissolution of DAE Holding, Inc., in 1986, after having served as President, Chief Executive Officer and Director of DAE Holding since 1979. He served as President of Vetco International (equipment supplier to offshore oil/gas industry) from 1968 to 1974. Mr. Huntsinger is a graduate of the Massachusetts Institute of Technology. Age 67.

Member of the audit and the executive committees of Edison International and SCE.

CHARLES D. MILLER, Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation (manufacturer of self-adhesive products), formerly Avery International Corporation, has been a Director of SCE since 1987 and a Director of Edison International since 1988. Mr. Miller joined Avery Dennison in 1964 and was elected President and Chief Operating Officer in 1975, President and Chief Executive Officer in 1977, and to his present position in 1983. He has been a Director of Avery Dennison since 1975. He is a Director of Great Western Financial Corporation, Nationwide Health Properties, Inc., and Pacific Mutual Life Insurance Company, a member of the Advisory Board of Korn/Ferry International, and Chairman of the Board of United Way of Greater Los Angeles. Mr. Miller is also a Trustee of Johns Hopkins University and Occidental College. He is a graduate of Johns Hopkins University. Age 69.

Member of the audit and the compensation and executive personnel (Chair) committees of Edison International and SCE.

LUIS G. NOGALES, President of Nogales Partners (media acquisition firm), has been a Director of Edison International and SCE since 1993. Mr. Nogales joined his present company in 1990, and was formerly President of Univision (Spanish language television network) from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a Director of Adolph Coors Company and Kaufman and Broad Home Corporation, and a Trustee of Stanford University and The Ford Foundation. He is a graduate of San Diego State University and Stanford Law School. Age 53.

Member of the compensation and executive personnel and the finance committees of Edison International and SCE.

RONALD L. OLSON, Senior Partner of the law firm of Munger, Tolles and Olson, has been a Director of Edison International and SCE since 1995.
Mr. Olson joined Munger, Tolles and Olson in 1968 after serving as a law clerk to United States Court of Appeals Judge David L. Bazelon. He is a Director of Pacific American Income Shares, Inc., and Western Asset Trust, Inc. Mr. Olson also serves as a director of several non-profit organizations, including the Claremont University Center and Graduate School, Rand Corporation and the Skid Row Housing Trust. Mr. Olson is a graduate of Drake University and University of Michigan Law School and holds a Diploma in Law from Oxford University. Age 55.

Member of the finance and the nominating committees of Edison
International and SCE.

JOSEPH J. PINOLA, Retired Chairman of the Board and Chief Executive Officer of First Interstate Bancorp, has been a Director of SCE since 1985 and a Director of Edison International since 1988. Mr. Pinola joined First Interstate Bank of California as President, Chief Operating Officer and a Director in 1976, and served as Chairman of the Board and Chief Executive Officer of First Interstate Bancorp from 1978 until his retirement in 1990. Mr. Pinola is a graduate of Bucknell University and has completed studies at Dartmouth College and Harvard University. Age 71.

Member of the compensation and executive personnel and the nominating committees of Edison International and SCE.




JAMES M. ROSSER, President of California State University, Los Angeles ("CSULA"), has been a Director of SCE since 1985 and a Director of Edison International since 1988. Dr. Rosser has held his present position at CSULA since 1979 following service as Vice Chancellor of the Department of Higher Education for the State of New Jersey from 1974 to 1979 and as Associate Vice Chancellor for Academic Affairs at the University of Kansas from 1970 to 1974. He is a Director of Fedco, Inc., Sanwa Bank California, Americans for the Arts and the Los Angeles Philharmonic Association. In addition, he is Chair of the National Science Foundation Directorate for Education and Human Resources Advisory Committee, a Member and Board Secretary of the Los Angeles Annenberg Metropolitan Project and a Board Member of the Woodrow Wilson National Fellowship Foundation. Dr. Rosser holds three degrees from Southern Illinois University. Age 57.

Member of the finance and the nominating committees of Edison
International and SCE.



E. L. SHANNON, JR., Retired Chairman of the Board of Santa Fe International Corporation, has been a Director of SCE since 1977 and a Director of Edison International since 1988. Mr. Shannon joined Santa Fe International Corporation in 1953, was elected President and Chief Executive Officer in 1962 and served as chief executive until his retirement in 1991. He served as non-executive Chairman until 1993. He is currently engaged in investing and ranching. Mr. Shannon is a Director of Key Technology. He is a graduate of the University of California, Berkeley. Age 70.

Member of the executive and the finance (Chair) committees of Edison International and SCE.

ROBERT H. SMITH, Managing Director, Smith & Crowley, Inc. (merchant banking) since 1992, has been a Director of SCE since 1987 and a Director of Edison International since 1988. Mr. Smith was Chairman of the Board and Chief Executive Officer of Security Pacific Corporation until 1992.
He joined Security Pacific National Bank in 1961, and was elected Executive Vice President in 1980, Vice Chairman of Security Pacific Corporation and Security Pacific National Bank in 1984, President, Chief Executive Officer and Director of Security Pacific National Bank in 1987, and assumed his former positions at Security Pacific Corporation in 1990. He is Chairman of the Board of Marine National Bank, a Director of the J.
G. Boswell Company, Oasis Residential, Inc., Pinkerton, Inc., Altris Software, Inc., and a Trustee of Santa Clara University and the University of Southern California. He is a graduate of the University of Southern California and holds a Law Degree from Van Norman University. Age 61.

Member of the executive and the nominating committees of Edison
International and SCE.


THOMAS C. SUTTON, Chairman of the Board and Chief Executive Officer, Pacific Mutual Life Insurance Company, has been a Director of Edison International and SCE since 1995. Mr. Sutton joined Pacific Mutual in 1965 and was elected President in 1987. He was elected to his present position in 1990. He is a Director of Newhall Land & Farming Company, The Irvine Company and PIMCO Advisors, L.P. He is also past Chairman of Health Insurance Association of America, Chairman of the American Council of Life Insurance and a Director of the Orange County Performing Arts Center. Mr. Sutton is a graduate of the University of Toronto. Age 54.

Member of the audit and the compensation and executive personnel committees of Edison International and SCE.


DANIEL M. TELLEP, Retired Chairman of the Board of Lockheed Martin Corporation (aerospace industry), has been a Director of Edison International and SCE since 1992. Mr. Tellep joined Lockheed Missiles & Space Company ("LMSC"), a wholly-owned subsidiary of Lockheed Corporation, in 1955. He was elected President of LMSC in 1984, Group President of Lockheed Missiles and Space Systems, another subsidiary of Lockheed Corporation, in 1986, a Director of Lockheed Corporation in 1987, and President of Lockheed Corporation in 1988. Mr. Tellep was elected Chairman and Chief Executive Officer in 1989. In 1995, he was elected Chairman and Chief Executive Officer of Lockheed Martin Corporation, a position he held until December 31, 1995. He continued to serve as Chairman of Lockheed Martin Corporation until his retirement on December 31, 1996. He is a Director of Lockheed Martin Corporation and Wells Fargo Bank, N.A. He holds two degrees from the University of California at Berkeley and has completed studies at Harvard University. Age 65.

Member of the audit (Chair) and the compensation and executive personnel committees of Edison International and SCE.


JAMES D. WATKINS (Admiral USN, Retired), President, Joint Oceanographic Institutions, Inc., and President, Consortium for Oceanographic Research and Education (two non-profit consortia that manage academic research projects) since 1993, has been a Director of Edison International and SCE since 1993. Admiral Watkins was Secretary of Energy of the United States from 1989 to 1993. Prior to his appointment as Secretary of Energy, the Admiral served as Director of Philadelphia Electric Company and VESTAR, Inc. (a pharmaceutical company), and was a consultant to the Carnegie Corporation of New York. From 1982 to 1986, he served as the Chief of Naval Operations, capping a career spanning nearly four decades. He was also appointed to chair the Presidential Commission on AIDS from 1987 to 1988. He is a Trustee of the Carnegie Corporation of New York, a Director of International Technology Corporation, a member of the Advisory Board of Digital Systems Research, Inc., and a member of the Scientific Advisory Board of Eurotech, Ltd. The Admiral is a graduate of the United States Naval Academy, the United States Naval Postgraduate School, and the Oak Ridge National Laboratory. Age 70.

Member of the audit and the finance committees of Edison International and SCE.

EDWARD ZAPANTA, a private practice physician providing neurosurgical care in the Los Angeles and Monterey Park communities since 1970, has been a Director of SCE since 1984 and a Director of Edison International since 1988. Dr. Zapanta is a Senior Medical Director with HEALTHCARE Partners Medical Group (a managed care medical group), and a clinical professor of surgery, neurological surgery, at the University of Southern California. He is a Director of The Times Mirror Company and The James Irvine Foundation, and a Trustee of the University of Southern California. He attended the University of California at Los Angeles and is a graduate of the University of Southern California School of Medicine. Age 58.

Member of the audit and the executive committees of Edison International and SCE.

Stock Ownership of Directors and Executive Officers(1) of Edison
International and SCE

   The following table presents certain information as of December 31, 1996, except as otherwise noted, regarding the equity securities of Edison International, SCE and Mission Capital, L.P., an affiliate of Edison Mission Energy (an indirect, nonutility subsidiary of Edison International), beneficially owned by the Directors, the Executive Officers named in the "Summary Compensation Table" below under "Executive Compensation Table-Edison International and SCE," and the Directors and Executive Officers of Edison International and SCE as a group. The table includes shares with respect to which the right exists to acquire beneficial ownership on January 2, 1997, through the exercise of options granted under an employee benefit plan known as the Edison International Officer Long-Term Incentive Compensation Plan effective April 16, 1992, or a predecessor plan (the "Incentive Plan"):

                                                                                                Amount and Nature
                                                                    Company and                   of Beneficial
                        Name                                      Class of Stock                Ownership (2)(3)
                        ----                                      --------------               -------------------
Howard P. Allen                                       Edison International Common Stock          250,178(4)
John E. Bryson                                        Edison International Common Stock          378,578(5)
Winston H. Chen                                       Edison International Common Stock           10,700
Bryant C. Danner                                      Edison International Common Stock          101,606(6)
Alan J. Fohrer                                        Edison International Common Stock          103,027(7)
Stephen E. Frank                                      Edison International Common Stock           71,265(8)
Camilla C. Frost                                      Edison International Common Stock            2,700(9)
Joan C. Hanley                                        Edison International Common Stock            8,044(9)
Carl F. Huntsinger                                    Edison International Common Stock            5,785
Charles D. Miller                                     Edison International Common Stock            6,749(9)
Edward R. Muller                                      Edison International Common Stock           45,966(10)
                                                      Mission Capital MIPS                         1,370(11)
Luis G. Nogales                                       Edison International Common Stock            1,132
Ronald L. Olson                                       Edison International Common Stock            1,714(9)
J. J. Pinola                                          Edison International Common Stock            4,152(9)
Harold B. Ray                                         Edison International Common Stock          103,405(12)
James M. Rosser                                       Edison International Common Stock            2,700(13)
E. L. Shannon, Jr.                                    Edison International Common Stock           17,089(9)
Robert H. Smith                                       Edison International Common Stock            4,119(14)
Thomas C. Sutton                                      Edison International Common Stock            6,839(9)
Daniel M. Tellep                                      Edison International Common Stock            4,669(9)
James D. Watkins                                      Edison International Common Stock            1,465
Edward Zapanta                                        Edison International Common Stock            7,948(15)
All Directors and Executive Officers of
 Edison International as a group (51 individuals)     Edison International Common Stock        2,042,295(16)
                                                      Mission Capital MIPS                         7,270(17)
All Directors and Executive Officers
 of SCE as a group (38 individuals)                   Edison International Common Stock        1,627,035(18)

____________
(1) The Executive Officers of Edison International and SCE, respectively, as the term is used in this Joint Proxy Statement unless otherwise indicated, are defined as the Chairman of the Board and Chief Executive Officer, President, the elected Vice Presidents and the Secretary of Edison International and SCE, respectively. In addition, the Executive Officers of Edison International include the Executive Officers of SCE and the Chief Executive Officers and Presidents, Executive Vice Presidents, and Senior Vice Presidents of Edison Mission Energy, Edison Capital, Edison Source and Edison EV, nonutility subsidiaries of Edison International.

(2) Unless otherwise indicated, shares are held with sole voting and investment power.

(3) No Director owns, no named Executive Officer owns, nor do the Directors and Executive Officers of Edison International or SCE as a group own in excess of 1% of the outstanding shares of (i) Edison International Common Stock, or (ii) any other class of Edison International's, SCE's or Mission Capital, L.P.'s outstanding equity securities.

(4) Includes 143,078 shares held as trustee and 107,100 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

(5) Includes 6,000 shares held as trustee, 6,000 shares held as co-trustee and co-beneficiary of living trust, 200 shares held in spouse's name, 12,912 shares credited under an employee benefit plan known as the Stock Savings Plus Plan (the "SSPP") and 353,466 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan. SSPP shares for which instructions are not received may be voted by the SSPP Trustee in its discretion.

(6) Includes 2,000 shares held in broker's name, 1,474 shares credited to the SSPP and 98,132 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

(7) Includes 11,761 shares credited to the SSPP and 90,766 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

(8) Includes 66,265 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

(9)   Shares held as trustee.

(10) Includes 1,400 shares held in broker's name, 400 shares held in custodial name and 44,166 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

(11) Monthly Income Preferred Securities ("MIPS") issued by Mission Capital, L.P. Includes 280 shares held in spouse's name and 290 shares held in custodial names.

(12) Includes 2,006 shares credited to the SSPP and 101,399 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

(13)  Shares held in broker's name.

(14) Includes 1,900 shares held as trustee, 2,000 shares held in broker's name and 219 shares held in custodial name.

(15)  Includes 6,181 shares held in broker's name.

(16) Includes 650 shares held in father's name, 6,000 shares held as co-trustee and co-beneficiary of living trust, 106,282 shares held in trustee accounts, 15,281 shares held in brokers' names, 5,221 shares held in custodial names, 200 shares held in spouse's name, 176,725 shares credited to participants under the SSPP and 1,586,731 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan. The Edison International Executive Officers include all of the SCE Executive Officers. Therefore, the share ownership balances are inclusive of the information shown in footnote (18) below.

(17) Includes 1,030 shares held in spouse's name and 290 shares held in custodial name.

(18) Includes 6,000 shares held as co-trustee and co-beneficiary of living trust, 106,282 shares held in trustee accounts, 12,881 shares held in brokers' names, 963 shares held in custodial names, 200 shares held in spouse's name, 102,543 shares credited to participants under the SSPP, and 1,267,003 shares with respect to which the right exists to acquire beneficial ownership through the exercise of options granted under the Incentive Plan.

Executive Compensation Table -- Edison International and SCE

      The following table presents certain information regarding compensation of (i) the Chief Executive Officer of Edison International and SCE ("CEO"), and (ii) the four most highly compensated Executive Officers of Edison International and SCE, respectively, other than the CEO (together with the CEO, the "Named Officers"), for services rendered in all capacities to Edison International, SCE, and/or other Edison International subsidiaries during 1994, 1995 and 1996.

                                    SUMMARY COMPENSATION TABLE(1)

                                                                           Long-Term Compensation
                                                                           ----------------------
                                            Annual Compensation              Awards          Payouts
                                            -------------------              ------          -------
    (a)                       (b)     (c)         (d)        (e)         (f)        (g)        (h)        (i)
                                                            Other        Re-    Securities                All
  Name                                                     Annual     stricted  Underlying               Other
   and                                                     Compen-      Stock    Options/     LTIP      Compen-
Principal                            Salary      Bonus     sation     Award(s)     SARs      Payouts    sation
Position                       Year    ($)      ($)        ($)(2)        ($)      (#)(3)       ($)      ($)(4)
----------                     ----  ------     -------    -------    --------   --------   --------    -------
John E. Bryson, Chairman       1996   750,000  787,500     104,028(5)      --   162,600        --   182,633
of the Board and CEO           1995   664,000  650,800      92,215(5)      --   159,260        --   139,741
of Edison International and    1994   664,000        0         662         --    62,140        --   121,879
SCE

Stephen E. Frank,              1996   520,000  421,200           0         --    78,800        --    14,802
President and Chief            1995   268,494  150,000      82,100(6)      --    60,000        --   395,719(7)
Operating Officer of SCE       1994        --       --        --           --        --        --        --


Bryant C. Danner, Executive    1996   375,000  496,500(8)   57,786(9)      --    47,200        --    29,600
Vice President and General     1995   346,667  328,500      58,187         --    51,920        --    16,079
Counsel of Edison              1994   335,000        0       2,244         --    25,500        --    13,158
International and SCE(7)

Edward R. Muller,              1996   370,000  444,000       2,621         --    41,000        --    23,148
President and CEO of           1995   335,000  331,700       2,646         --    53,190        --    17,521
Edison Mission Energy          1994   310,000  200,000       1,789         --    31,920(10)    --     2,325

Alan J. Fohrer, Executive      1996   322,000  297,000           0         --    47,200        --    25,479
Vice President and Chief       1995   279,500  261,000         765         --    56,920        --    16,532
Financial Officer of           1994   262,000        0       1,131         --    24,200        --    10,030
Edison International and SCE

Harold B. Ray,                 1996   315,000  198,500           0         --    38,200        --    24,267
Executive Vice President       1995   283,333  162,000         125         --    40,000        --    16,301
of SCE                         1994   260,000        0         701         --    20,000        --    15,495

____________
(1) Compensation information is provided for 1994, 1995 and 1996 for all Named Officers, for years in which they served as an Executive Officer.

(2) Includes perquisites if in the aggregate they exceed $50,000 or 10% of total annual salary and bonus, and reimbursed taxes. Each perquisite exceeding 25% of the total is separately described in footnotes below.

(3) The amounts shown in Column (g) are comprised of Edison International stock options, Edison Mission Energy "phantom stock" options and Edison Capital "phantom stock" options (collectively, "Option Awards"). For 1996, Messrs. Bryson, Frank, Danner, Muller, Fohrer and Ray received 125,000, 78,800, 36,200, 10,200, 36,200 and 38,200
      Edison International stock options; 19,800, 0, 5,800, 30,800, 5,800 and 0 Edison Mission Energy phantom stock options; and 17,800, 0, 5,200, 0, 5,200 and 0 Edison Capital phantom stock options, respectively. For 1995, 120,000, 60,000, 40,000, 10,000, 45,000 and
      40,000 Edison International stock options; 27,280, 0, 9,100, 43,190, 9,100 and 0 Edison Mission Energy phantom stock options; and 11,980, 0, 2,820, 0, 2,820 and 0 Edison Capital phantom stock options, respectively. For 1994,

      52,200, 0, 21,400, 14,100, 20,300 and 20,000 Edison International
      stock options; and 9,940, 0, 4,100, 17,820, 3,900 and 0 Edison
      Mission Energy phantom stock options, respectively. The amounts shown have been adjusted to reflect the reduction in the deemed amount of outstanding Edison Mission Energy and Edison Capital phantom stock discussed below.

      The terms and conditions of the 1996 Option Awards are described in footnotes to the table below entitled "Option/SAR Grants in 1996". The terms and conditions of the 1994 and 1995 Option Awards are similar to 1996 except as follows. The 1994 Edison International stock options include dividend equivalents with two types of performance measures. Some dividend equivalents will be reduced unless Edison International's total shareholder return performance criteria are met, others will be reduced unless Edison Capital's three-year compounded growth in economic value exceeds its cost of equity plus 200 basis points. If Edison Capital's growth in economic value is less than the cost of equity, the dividend equivalents will be canceled. For performance between these levels, the dividend equivalents are prorated. Both 1994 performance measures are phased-in over a three-year period, after which a rolling three-year average will be applied. In 1994, Messrs. Bryson, Danner, Muller, Fohrer and Ray received 46,000, 19,000, 4,100, 18,000 and 20,000 Edison
      International options, respectively, with dividend equivalents based on Edison International total shareholder return, and 6,200, 2,400, 0, 2,300 and 0 Edison International options, respectively, with dividend equivalents based on Edison Capital growth in economic value.

(4)   Includes contributions to a vested defined contribution plan (the
      SSPP), and a supplemental plan for eligible participants who are affected by SSPP participation limits imposed on higher paid individuals by federal tax law, for Messrs. Bryson, Frank, Danner, Muller, Fohrer and Ray in the following amounts: For 1996, $23,516, $7,440, $8,729, $11,455, $7,988 and $9,553, respectively. For 1995,
      $19,920, $0, $10,270, $15,988, $8,310 and $8,400, respectively.  For
      1994, $29,510, $0, $13,158, $2,325, $10,030 and $10,740,
      respectively.

      Also includes preferential interest (that portion of interest that is considered under Securities and Exchange Commission rules to be at above-market rates) accrued on deferred compensation for Messrs. Bryson, Frank, Danner, Muller, Fohrer and Ray in the following amounts: For 1996, $139,469, $2,862, $7,824, $1,508, $7,453 and
      $9,411, respectively.  For 1995, $119,821, $2,719, $5,809, $1,533,
      $8,222 and $7,901, respectively.  For 1994, $92,369, $0, $0, $0, $0 and $4,755, respectively.

(5) Includes $36,222 and $44,624 for 1995 and 1996, respectively, which is the cost of providing Mr. Bryson's survivor benefits under the 1985 Deferred Compensation Plan. Also includes $42,776 and $52,698 for 1995 and 1996, respectively, which is the cost of providing Mr. Bryson's benefits under the Executive Survivor Benefit Plan.

(6) Taxes reimbursed to Mr. Frank pursuant to the terms of his employment agreement.

(7) In addition to the amount described in footnote (4) above, the amount shown also includes $115,000 paid to Mr. Frank to offset expenses resulting from joining SCE, $10,000 to assist with the transition of his financial, tax and estate planning affairs, $18,000 in miscellaneous relocation expenses and $250,000 credited to his deferred compensation plan account which will vest upon completion of five years of service. These amounts were paid pursuant to the terms of Mr. Frank's employment agreement.

(8) Includes a $150,000 special performance award in recognition of Mr. Danner's efforts related to the utility market restructuring and the recovery of stranded costs.

(9) Includes $19,111 which is the cost of providing Mr. Danner's benefits under the Survivor Income/Retirement Income Plan.

(10) Dividend equivalents related to 10,000 Edison International options granted to Mr. Muller in 1994 pursuant to an employment agreement accrue unconditionally.
page 10>
Option/SAR Grants Table

   The following table presents certain information regarding Edison International stock options and Edison Mission Energy and Edison Capital phantom stock options granted pursuant to the Incentive Plan during 1996 to the Named Officers. No SARs were granted under the Incentive Plan during 1996.


                                    OPTION/SAR GRANTS IN 1995(1)

                                                                                                   Grant Date
                                         Individual Grants                                            Value
-----------------------------------------------------------------------------------------           ---------
(a)                               (b)                 (c)           (d)             (e)                (f)
                               Number of          % of Total
                              Securities         Options/SARs    Exercise                             Grant
                              Underlying          Granted to      or Base                             Date
                             Options/SARs          Employees       Price        Expiration           Present
Name                      Granted(#)(2)(3)(4)       in 1996        ($/Sh)         Date(5)          Value($)(6)
----                        ---------------       -----------    -------         ----------        -----------
John E. Bryson
  Edison International         125,000               11%          17.6250       01/02/2006           620,000
  Edison Mission Energy         19,800                7%          77.0300       01/02/2006           135,432
  Edison Capital                17,800               14%          88.0400       01/02/2006            90,246

Stephen E. Frank
  Edison International          78,800                7%          17.6250       01/02/2006           390,848

Bryant C. Danner
  Edison International          36,200                3%          17.6250       01/02/2006           179,552
  Edison Mission Energy          5,800                2%          77.0300       01/02/2006            39,672
  Edison Capital                 5,200                4%          88.0400       01/02/2006            26,364

Edward R. Muller
  Edison International          10,200                1%          17.6250       01/02/2006            50,592
  Edison Mission Energy         30,800               10%          77.0300       01/02/2006           210,672

Alan J. Fohrer
  Edison International          36,200                3%          17.6250       01/02/2006           179,552
  Edison Mission Energy          5,800                2%          77.0300       01/02/2006            39,672
  Edison Capital                 5,200                4%          88.0400       01/02/2006            26,364

Harold B. Ray
  Edison International          38,200                3%          17.6250       01/02/2006           189,472

____________
(1) This table reflects all awards made under the Incentive Plan to the named Officers during 1996. In addition to Edison International stock options, it includes Edison Mission Energy and Edison Capital phantom stock options.

(2) Each Edison International stock option granted in 1996 may be exercised to purchase one share of Edison International Common Stock. The Edison International stock options include dividend equivalents which will be credited following the first three years of the option term if certain Edison International performance criteria discussed below are met. Dividend equivalents accumulate without interest and are payable in cash (or are applicable to the exercise price) only upon the exercise of the related option. They are forfeited if and when the related option is forfeited.

      The dividend equivalent performance criteria is measured by Edison International Common Stock total shareholder return. If the average quarterly percentile ranking of Edison International's total shareholder return is less than the 60th percentile of that of the companies comprising the Dow Jones Electric Utilities Group Index, the dividend equivalents are reduced; if the Edison International total shareholder return ranking is less than the 25th percentile, the dividend equivalents are canceled. For rankings between the 60th and 25th percentiles, the dividend equivalents are prorated. The total shareholder return is measured at the end of the initial three-year period and will set the percentage payable for the entire term. If less than 100% of the dividend equivalents are earned, the unearned portion may be restored later in the option term if Edison International's cumulative total shareholder return ranking for the option term attains at least the 60th percentile.

(3) Each Edison Mission Energy or Edison Capital phantom stock option may be exercised to realize any appreciation in the deemed value of one hypothetical share of Edison Mission Energy or Edison Capital stock over annually escalated exercise prices. The deemed values of the Edison Mission Energy and Edison Capital phantom stock are determined by formula linked to the value of Edison Mission Energy and Edison Capital portfolio investments less general and administrative cash costs. The deemed values are recalculated annually. For this purpose, 10 million shares of Edison Mission Energy stock and 5 million shares of Edison Capital stock are deemed to be outstanding. The Edison Mission Energy and Edison Capital phantom stock exercise prices are derived from escalating the values of the phantom stock on the date of grant by 12% and 10% per year, respectively, compounded annually. If the deemed value of a share of Edison Mission Energy or Edison Capital phantom stock exceeds the corresponding exercise price for any year during the option term, the executive may exercise an option right with respect to any portion of the vested options during the 60-day exercise window in the second quarter of the following year and be paid in cash the difference between the exercise price and the deemed value of the shares. The number of Edison Mission Energy or Edison Capital phantom stock options awarded to each Executive Officer was determined by dividing the calculated value of an Edison Mission Energy or Edison Capital phantom stock option into the present value target for the Edison Mission Energy and Edison Capital components of the Executive Officer's Incentive Plan award as established by the Edison International Compensation and Executive Personnel Committee with reference to peer group surveys discussed in its report below.

(4) The Option Awards are subject to a three-year vesting period with one-third of the total award vesting and becoming exercisable on January 2, 1997, January 2, 1998, and January 2, 1999. The Option Awards are not transferable (except by will, the laws of descent and distribution, or by domestic relations order). If an executive retires, dies, or is permanently and totally disabled during the three-year vesting period, the unvested Option Awards will vest and be exercisable to the extent of 1/36 of the grant for each full month of service during the vesting period. Unvested Option Awards of any person who has served in the past on the Edison International or SCE Management Committee will vest and be exercisable upon the member's retirement, death, or permanent and total disability. (Messrs. Bryson, Danner, Fohrer and Ray have served as members of the Management Committee.) Upon retirement, death or permanent and total disability, the vested Option Awards may continue to be exercised within their original term by the recipient or beneficiary. If an executive is terminated other than by retirement, death or permanent and total disability, Option Awards which had vested as of the prior anniversary date of the grant are forfeited unless exercised within 180 days of the date of termination in the case of Edison International options, or during the next 60-day exercise period in the case of Edison Mission Energy or Edison Capital phantom options. All unvested Option Awards are forfeited on the date of termination.

      Appropriate and proportionate adjustments may be made by the Compensation and Executive Personnel Committee to outstanding Edison International options to reflect any impact resulting from various corporate events such as reorganizations, stock splits and so forth. Notwithstanding the foregoing, if Edison International is not the surviving corporation in such a reorganization, all Option Awards then outstanding will become vested and be exercisable unless provisions are made as part of the transaction to continue the Incentive Plan or to assume or substitute options of the successor corporation with appropriate adjustments as to the number and price of the options.

      The Edison International Compensation and Executive Personnel Committee administers the Incentive Plan and has sole discretion to determine all terms and conditions of any grant, subject to plan limits. It may substitute cash equivalent in value to the Option Awards and, with the consent of the executive, may amend the terms of any award agreement, including the price of any option, the post-termination term, and the vesting schedule.

(5) The expiration date of the Option Awards is January 2, 2006; however, the final 60-day exercise period of the Edison Mission Energy and Edison Capital phantom stock options will occur during the second quarter of that year. The Option Awards are subject to earlier expiration upon termination of employment as described in footnote
      (4) above.

(6) The grant date value of each Edison International stock option was calculated as the sum of two numbers: the option value and the dividend equivalent value. The option value was calculated to be $1.71 per option share using the Black-Scholes stock option pricing model. In making this calculation, it was assumed that the average exercise period was seven years, the volatility rate was 17%, the risk-free rate of return was 5.51%, the historic average dividend yield was 6.54% and the stock price and exercise price were $17.6250. The aggregate grant date value represented by the option value of the Edison International stock options granted in 1996 for Messrs. Bryson, Frank, Danner, Muller, Fohrer and Ray was $213,750, $134,748, $61,902, $17,442, $61,902 and $65,322, respectively.

      The dividend equivalent value of each Edison International stock option granted in 1996 was calculated to be $3.25. This dividend equivalent value was calculated by (a) summing the dividends (without reinvestment) over the assumed seven-year duration of the related stock option at the annual dividend rate of $1.00 in effect on January 1, 1996, and (b) discounting that sum to its present value assuming a discount rate of 11.6%, which was SCE's authorized return on common equity in 1996. This calculation does not reflect any reduction in value for the risk that Edison International performance measures may not be met. The aggregate estimated grant date value represented by the dividend equivalents on the Edison International options granted in 1996 for Messrs. Bryson, Frank, Danner, Muller, Fohrer and Ray was $406,250, $256,100, $117,650, $33,150, $117,650
      and $124,150, respectively. The calculation of the present value of the dividend equivalents is not a prediction of future dividends or dividend policy, and there is no assurance that the value of the dividend equivalents realized by an executive upon exercise of the related options will be at or near the value calculated as described above.

      The value of an Edison Mission Energy phantom option was calculated to be $6.84 using the Black-Scholes stock option pricing model assuming an average exercise period of seven years, a volatility rate of 20.35%, a risk-free rate of return of 5.99%, a dividend yield of 0% and an exercise price of $170.29. The value of an Edison Capital phantom stock option was calculated to be $5.07 using the Black-Scholes stock option pricing model assuming an average exercise period of seven years, a volatility rate of 13.8%, a risk-free rate of return of 5.99%, a dividend yield of 0% and an exercise price of $171.57. These assumptions are based on average values of a group of peer companies adjusted for differences in capital structure.

      The actual value that an executive may realize will depend on various factors on the date the option is exercised, so there is no assurance that the value realized by an executive will be at or near the grant date value estimated by the Black-Scholes model. The estimated values under that model are based on certain assumptions and are not a prediction of future stock price.

Option/SAR Exercises and Year-End Value Table

      The following table presents certain information regarding the exercise of Edison International stock options and Edison Mission Energy and Edison Capital "phantom stock" options during 1996 by any of the Named Officers, and regarding unexercised options held at year-end 1996 by any of the Named Officers. No SARs were exercised during 1996 or held at year-end 1996 by any of the Named Officers.

                               AGGREGATED OPTION/SAR EXERCISES IN 1995
                                    AND FY-END OPTION/SAR VALUES

(a)                                 (b)              (c)                (d)                      (e)
                                                                     Number of
                                                                    Securities                Value of
                                                                    Underlying               Unexercised
                                                                    Unexercised             In-the-Money
                                                                   Options/SARs            Options/SARs at
                                  Shares                           at FY-End (#)(1)          FY-End ($)(1)(2)
                                 Acquired           Value         -------------------      --------------------
                                on Exercise       Realized         Exercisable/               Exercisable/
Name                                (#)              ($)            Unexercisable             Unexercisable
----                           ------------       ---------        --------------            --------------

John E. Bryson
  Edison International               --               --         254,399/222,401          1,374,953/760,283
  Edison Mission Energy              --               --           15,719/41,301            216,160/353,699
  Edison Capital                     --               --            3,993/25,787              15,972/31,948

Stephen E. Frank
  Edison International               --               --          20,000/118,800             51,250/289,650

Bryant C. Danner
  Edison International               --               --           65,599/70,001            206,681/242,603
  Edison Mission Energy              --               --            5,766/13,234             76,238/120,059
  Edison Capital                     --               --               940/7,080                3,760/7,520

Edward R. Muller
  Edison International               --               --           32,732/21,568              42,589/72,714
  Edison Mission Energy              --               --           26,276/65,534            353,221/565,468

Alan J. Fohrer
  Edison International               --               --           56,933/72,967            205,023/260,131
  Edison Mission Energy              --               --            5,633/13,167             75,186/119,529
  Edison Capital                     --               --               940/7,080                3,760/7,520

Harold B. Ray
  Edison International               --               --           68,666/71,534            283,461/246,261

____________
(1) Each Edison International option may be exercised for one share of Edison International Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the date the option was granted. Dividend Equivalents which may accrue on the Edison International options accumulate without interest and are paid in cash or applied to the exercise price only upon exercise of the related stock option. Each Edison Mission Energy or Edison Capital phantom stock option represents a right to exercise an option on one hypothetical share of Edison Mission Energy or Edison Capital phantom stock.

(2) Edison International options have been treated as "in-the-money" if the fair market value of the underlying stock at year-end 1996 exceeded the exercise price of the options reduced by accrued dividend equivalents on the related stock. The dollar amounts shown are the difference between the fair market value of the Edison International Common Stock underlying all unexercised in-the-money options at year-end 1996 and the exercise price of those options reduced by dividend equivalents accrued on the options at year-end 1996. If the dividend equivalents were not reflected in determining whether an option is in-the-money and were not included in determining the value of an option (i.e., they were not treated as reducing the exercise price), the aggregate value at year-end 1996 of all unexercised in-the-money options, exercisable and unexercisable, for Messrs. Bryson, Frank, Danner, Muller, Fohrer and Ray was $351,714/$731,875, $51,250/$289,650, $72,498/$230,977,
      $18,123/$60,477, $84,838/$249,100 and $88,748/$235,727.

      Edison Mission Energy and Edison Capital phantom stock options are considered in the money if the deemed values of the Edison Mission Energy and Edison Capital phantom stock, which are determined annually by formula linked to project values, exceed prescribed exercise prices. Deemed values at year-end are not available until the second quarter of the following year. Therefore, amounts shown in Column (e) reflect deemed values at fiscal year-end for 1995, the most recent data available.

Retirement Benefits Table

  The following table presents estimated gross annual benefits payable upon retirement at age 65 to the Named Officers in the remuneration and years of service classifications indicated.

                                        PENSION PLAN TABLE(1)

                                                            Years of Service
                           ----------------------------------------------------------------------------------
Remuneration                  10          15          20           25           30          35          40
------------              ----------  ----------- -----------  -----------  ----------- ----------- -----------
     200,000. . . . . . .     50,000      67,500      85,000      102,500     120,000      130,000     140,000
     300,000. . . . . . .     75,000     101,250     127,500      153,750     180,000      195,000     210,000
     400,000. . . . . . .    100,000     135,000     170,000      205,000     240,000      260,000     280,000
     500,000. . . . . . .    125,000     168,750     212,500      256,250     300,000      325,000     350,000
     600,000. . . . . . .    150,000     202,500     255,000      307,500     360,000      390,000     420,000
     700,000. . . . . . .    175,000     236,250     297,500      358,750     420,000      455,000     490,000
     800,000. . . . . . .    200,000     270,000     340,000      410,000     480,000      520,000     560,000
     900,000. . . . . . .    225,000     303,750     382,500      461,250     540,000      585,000     630,000
   1,000,000. . . . . . .    250,000     337,500     425,000      512,500     600,000      650,000     700,000
   1,200,000. . . . . . .    300,000     405,000     510,000      615,000     720,000      780,000     840,000
   1,400,000. . . . . . .    350,000     472,500     595,000      717,500     840,000      910,000     980,000
   1,600,000. . . . . . .    400,000     540,000     680,000      820,000     960,000    1,040,000   1,120,000
   1,800,000. . . . . . .    450,000     607,500     765,000      922,500   1,080,000    1,170,000   1,260,000
   2,000,000. . . . . . .    500,000     675,000     850,000    1,025,000   1,200,000    1,300,000   1,400,000

____________
(1) Estimates are based on the provisions of the Employee Retirement Plan (the "Retirement Plan") and the Executive Retirement Plan (the "ERP"), with the following assumptions: (i) SCE's present Retirement Plan will be maintained, (ii) optional forms of payment which reduce benefit amounts have not been selected, and (iii) any benefits in excess of limits contained in the Internal Revenue Code of 1986 (the "Code") and any incremental retirement benefits attributable to consideration of the annual bonus or participation in SCE's deferred compensation plans will be paid out of the ERP as unsecured obligations of SCE.

      The Retirement Plan and ERP provide monthly benefits at normal retirement age (65 years) based on a unit benefit for each year of service plus a benefit determined by a percentage ("Service Percentage") of the average of the executive's highest 36 consecutive months of regular salary and, in the case of the ERP, the average of the highest three bonuses in the last five years prior to attaining age 65. The Service Percentage is based on 1-3/4% per year for the first 30 years of service (52-1/2% upon completion of 30 years' service) and 1% for each year in excess of 30. Individuals hired prior to September 1, 1978 are grandfathered into the benefit provisions of the Retirement Plan and ERP as they were then constituted. These grandfathering provisions may provide slightly higher benefits for individuals who have less than 22.7 years of service. Executive Officers earn an additional 0.75% Service Percentage for each year of service up to 10 years. The actual benefit determined by the Service Percentage would take into account the unit benefit and be offset by up to 40% of the executive's primary Social Security benefits. For management and administrative employees in service on or after January 1, 1988, accrual of years of credited service occurs without regard to attainment of age 65. Effective January 1, 1995, a special provision was added to the Retirement Plan for non-represented employees who were: (a) in service for at least one day during the period from January 1, 1995 through December 31, 1996, (b) were born before January 1, 1952, (c) complete at least 20 years of service on or before December 31, 2001, and
(d) terminate service on or after age 50 but before age 55. An eligible employee can leave the Company after age 50 and before age 55, and begin to receive retirement benefits as if they retired from active service, any time after age 55. The service and salary used to calculate this provision stops as of December 1, 1996. For an eligible employee who continues with the Company beyond December 31, 1996, service and salary beyond December 31, 1996, are only used to calculate the Retirement Plan's regular provisions. Periods during which participants receive benefits under the Long-Term Disability Plan also count for credit under the Retirement Plan and ERP.

  The normal form of benefit is a life annuity with a 50% survivor benefit following the death of the participant. Retirement benefits are reduced for retirement prior to age 61. The amounts shown in the Pension Plan Table above do not reflect reductions in retirement benefits due to the Social Security offset or early retirement.

  Messrs. Danner and Fohrer have elected to retain coverage under a previous benefit program. This program provided, among other benefits, the post-retirement benefits discussed in the following section. The ERP benefits provided in the previous program are less than the benefits shown in the Pension Plan Table. To determine these reduced benefits, multiply the dollar amounts shown in each column by the following factors: 10 years of service - 70%, 15 years - 78%, 20 years - 82%, 25 years - 85%,
30 years - 88%, 35 years - 88%, and 40 years - 89%.

  For purposes of the ERP, as of December 31, 1996, Mr. Bryson had completed 12 years of service, Mr. Frank-2.5 years, Mr. Danner-14 years, Mr. Muller-3 years, Mr. Fohrer-23 years and Mr. Ray-25 years.

Other Retirement Benefits

  Additional post-retirement benefits are provided pursuant to the Income Continuation Plan and the Survivor Income/Retirement Income Plan under the Executive Supplemental Benefit Program. For purposes of determining the estimated annual benefits payable under these plans upon retirement at normal retirement age for each of the Named Officers, which is dependent upon final compensation, the highest compensation level in the Pension Plan Table above ($2.0 million) has been used in the examples which follow.

  The Survivor Income Continuation Plan provides a post-retirement survivor benefit payable to the beneficiary of the Executive Officer following his or her death. The benefit is approximately 24% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. If a Named Officer's final annual compensation were $2.0 million, the beneficiary's estimated annual survivor benefit would be $480,000. Messrs. Danner and Fohrer have elected coverage under this plan.

  The Supplemental Survivor Income/Retirement Income Plan provides a post-retirement survivor benefit payable to the beneficiary of the Executive Officer following his or her death. The benefit is 25% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. At retirement, an Executive Officer has the right to elect the Retirement Income benefit in lieu of the Survivor Income benefit. The Retirement Income benefit is 10% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable to the Executive Officer for ten years certain immediately following retirement. If a Named Officer's final annual compensation were $2.0 million, the beneficiary's estimated annual survivor benefit would be $500,000. If a Named Officer were to elect the Retirement Income benefit in lieu of Survivor Income and had final annual compensation of $2.0 million, the Named Officer's estimated annual benefit would be $200,000. Messrs. Danner and Fohrer have elected coverage under this plan.

  The 1985 Deferred Compensation Plan provides a post-retirement survivor benefit. This plan allowed eligible participants in September 1985 to voluntarily elect to defer until retirement a portion of annual salary and annual bonuses otherwise earned and payable for the period October 1985 through January 1990. Messrs. Bryson and Ray participate in this plan. The post-retirement survivor benefit is 50% of the annual amount the participant had been receiving from the plan. Survivor benefit payments begin following completion of the deferred compensation payments. If the named beneficiary is the executive's spouse, then survivor benefits are paid as a life annuity, five years certain. The benefit amount will be reduced actuarially if the spouse is more than five years younger than the executive at the time of the executive's death. If the beneficiary is not the spouse, then benefits are paid for five years only. The annual amounts which would be payable to the surviving beneficiaries of Messrs. Bryson and Ray at age 65 are $1,260,020, and $46,329, respectively.
<page 16>

Employment Contracts and Termination of Employment Arrangements

  Mr. Danner executed an employment agreement when he joined Edison International and SCE as Senior Vice President and General Counsel in 1992. After completing three years of service, he was credited with ten additional years of service with SCE and Edison International for purposes of determining benefits under the ERP. Any subsequent termination of employment will be treated as a retirement for all executive benefit programs. In addition, Edison International and SCE have agreed to use their best efforts to make available health care coverage until Mr. Danner and his spouse reach age 65, with Edison International and SCE bearing the cost over the amount an SCE retiree would pay for coverage in the SCE group plan with the highest deductible.

   Mr. Frank executed an employment agreement when he joined SCE as President and Chief Operating Officer and as a member of the Board of Directors of Edison International and SCE in 1995. For purposes of the ERP, he will be credited with 1.25 years of service for each year of actual service up to ten years. A deferred compensation plan account was established and credited with $250,000 which will vest when Mr. Frank completes 5 years of service. He is also provided two club memberships along with regular executive and employee benefits. If Mr. Frank's employment is terminated involuntarily (other than for cause), he will receive a severance payment equal to one year's salary plus bonus, the deferred compensation plan credit discussed above will be vested on a pro rata basis, his initial stock option grant will be fully exercisable (if termination occurs after one year of service), and the additional service credit will be applied for purposes of determining whether the five years of service necessary to receive retirement benefits under the Executive Retirement Plan have been attained.

Other Management Transactions

   In 1994, SCE loaned Owens F. Alexander, Jr., a former Executive Officer of SCE, $100,000 in connection with his purchase of a principal residence following his relocation to the Southern California metropolitan area to join SCE. Under the provisions of the loan, one-seventh of the original principal amount is forgiven March 1st of each year if Mr. Alexander remains employed on that date. The loan is interest-free during Mr. Alexander's employment; however, if his employment terminates before the end of the seven-year loan term, the entire principal balance owing on that date would be due and payable within 90 days. Interest would accrue on any remaining principal balance at the Bank of America Prime Interest Rate after 30 days. During 1996, Mr. Alexander resigned from SCE to become a Senior Vice President at Edison Source. In exchange for payment of the outstanding loan balance, SCE assigned the note and deed of trust to Edison International. The note was modified to reflect Mr. Alexander's new employment, but the remaining terms are unchanged. The largest aggregate amount of indebtedness outstanding under the loan during 1996 was $88,095.

   In January 1997, Edison International loaned Robert G. Foster, a Senior Vice President of Edison International and SCE, $110,000 interest-free in connection with his purchase of a principal residence following his relocation from SCE's Sacramento Region Office to the Southern California metropolitan area. Under the terms of the loan, one-seventh of the original principal amount will be forgiven on March 1, 1997, and each year thereafter, if Mr. Foster remains employed with an Edison International affiliate. If his employment terminates before the end of the loan term, the remaining principal balance owing will be due and payable. Interest will accrue on any remaining principal balance at the Bank of America Prime Interest Rate after 90 days.

   In 1994, Edison Mission Energy made a loan to S. Daniel Melita, Senior Vice President, in the amount of $150,000 in exchange for a note executed by Mr. Melita and payable to Edison Mission Energy at seven percent (7%) interest, with annual interest only payments. The note was originally due and payable by May 1, 1997. Mr. Melita was named President of Edison Mission Energy - Europe and transferred to its European headquarters in May, 1995. Edison Mission Energy agreed to defer payment on the loan until five years from the effective date of the international assignment, at which time, a lump sum payment of principal and accrued interest was due. In the event Mr. Melita's employment relationship with Edison Mission Energy was terminated prior to the due date of the note, the entire unpaid principal balance together with accrued interest was payable within 90 days of Mr. Melita's departure date. Mr. Melita paid the remaining principal balance and accrued interest in December 1996. The largest aggregate amount of indebtedness outstanding under the loan during 1996 was $171,000.

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEES' REPORT ON EXECUTIVE COMPENSATION(1)

   The Edison International and SCE Compensation and Executive Personnel Committees ("Committees") have responsibility for all executive compensation programs of the companies. The Committees are composed of the same non-employee directors named at the end of this report.

   The Committees met jointly to consider executive compensation matters for 1996. The Edison International Committee determines salaries and bonuses for Edison International officers. The SCE Committee determines salaries and bonuses for SCE officers. The salaries and bonuses of the officers of other Edison International subsidiaries ("Subsidiaries") are determined by their respective boards of directors. However, the Edison International Committee reviews the salaries and bonuses of the Executive Officers at the Subsidiaries to ensure consistency with overall Edison International compensation policies. In addition, the Edison International Committee administers the Edison International Officer Long-Term Incentive Compensation Plan ("Incentive Plan") pursuant to which stock options and phantom stock options may be awarded.

Compensation Policies

   The executive compensation programs of Edison International, SCE and the Subsidiaries are designed by the Committees to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the companies; and (3) align the interests of senior management with the long-term interests of the companies' shareholders. At present, the basic components of the companies' executive compensation program are base salaries, bonuses, stock options and phantom stock options. The companies also provide broad-based employee benefit plans and certain other executive benefit plans.

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to their chief executive officers and the four other most highly compensated executive officers unless certain tests are met. The Committees' general intent is to design and administer the Edison International and SCE compensation programs in a manner that will preserve the deductibility of compensation payments to Executive Officers. However, this goal is secondary in importance to achievement of the companies' compensation objectives discussed above. The Committees believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of the present compensation system which is achieving the desired compensation objectives while retaining the flexibility of the Committees to exercise judgment in assessing an executive's performance.

1996 Compensation Actions

   The Committees base their compensation actions for the companies on data gathered through independent surveys of peer group companies. Independent compensation consultants are retained to annually review and identify the appropriate comparison companies and to obtain and evaluate current executive compensation data for SCE and the Subsidiaries. For 1996 SCE planning, a composite peer group of 19 U.S.-based, financially healthy electric service, telecommunication and natural gas companies was utilized. Comparison utility companies were selected on the basis of total assets and net sales. Although the peer group differs from the Dow Jones Electric Utilities Group Index depicted in the Stock Performance Graph, ten of the companies are included in the index, and the Committees believe the constitution of the peer group provides comparable and relevant compensation data for Edison International and SCE in view of the companies' changing business environment. Selecting peer groups for the Subsidiaries was accomplished by a similar process geared to identifying appropriate comparison companies in their respective industries.

--------
(1) Notwithstanding anything to the contrary contained in any document filed by Edison International or SCE with the Securities and Exchange Commission ("SEC"), or elsewhere, this report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 ( the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent Edison International or SCE specifically incorporate this report by reference therein, and shall not be deemed soliciting material or otherwise be deemed filed under either of such Acts.

      The Committees' strategy for 1996 compensation planning was established in December 1995 to generally target fixed compensation (salary and benefits) for SCE and the Subsidiaries at the median level of their respective peer groups. Target annual and long-term incentive opportunities were set for SCE at the median level, with maximum award opportunities of 150% of target levels. The Subsidiaries also targeted salary and benefits at the median level of their respective peer groups, but placed greater emphasis on incentive compensation by setting the maximum bonus opportunity at 200% of target for significant performance exceeding target levels. The Committees may deviate above and below established targets in individual cases as deemed appropriate in their discretion.

Base Salaries

      The Committees reviewed the base salaries for Mr. Bryson and the other Executive Officers at the end of 1995. The factors considered by the Committees at that time in setting Mr. Bryson's salary were the relationship of his compensation to the average compensation of the other chief executive officers of the peer group of companies, and the Committees' judgment of Mr. Bryson's performance as CEO. The Committees recognized that 1995 had been a strong year for the companies and that Mr. Bryson's management of the regulatory process and the SCE restructuring and his leadership in setting strategic direction at the Subsidiaries had contributed significantly to that success. No specific weight was assigned to the factors considered by the Committees. The base salary component of Mr. Bryson's compensation was raised to $750,000 which was the average of the CEOs of the peer group. The Committees approved base salary adjustments averaging 6.5% for the other Executive Officers at Edison International and SCE.

      In December of 1995, the Edison International Committee also reviewed the base salaries of the Executive Officers at the Subsidiaries. Salary actions taken by their respective boards of directors were examined in light of the performance of the companies and survey data of competitive firms to assure conformance with overall Edison International compensation policies. The Committees approved salary increases averaging 15.2% for Executive Officers at the Subsidiaries bringing the aggregate salaries closer to the median level of their peer groups.

      After 1996 salary adjustments and promotions are taken into account, the base salaries of 17 of the 35 Executive Officers at Edison
International, SCE and the Subsidiaries are at or below median levels of their respective peer groups.

Bonus Compensation for 1996 Performance

      Bonus compensation is determined on the basis of overall corporate performance and the Committees' assessment of the individual Executive Officer's performance. Target bonuses for Executive Officers for 1996 ranged from 25% of base salary for Subsidiary vice presidents to 70% of base salary for Mr. Bryson. Maximum opportunity levels at Edison International and SCE were set at 150% of target award levels. Maximum opportunity levels at the Subsidiaries ranged from 150% to 200% of target award levels. Awards are made in the judgment of the Committees taking into account overall company results as guided by the specific performance objectives described below.

      Edison International and SCE 1996 performance objectives were adopted by the Committees prior to the beginning of the year. Four equally weighted areas of achievement were identified with quantifiable target objectives: (1) earnings per share, (2) return on equity, (3) competitive transition charge recovery (targeting full recovery of the 1996 revenue requirement for nuclear, QF and regulatory assets, CPUC adoption of a Palo Verde cost recovery plan similar to SONGS and no material adverse changes in prospective stranded cost recovery), and (4) other operating objectives (targeting achievement of 10 out of 12 objectives in the areas of marketing, workforce development and organizational performance).
Specific performance related goals were also adopted for each of the Subsidiaries.

      The Committees met in February 1997 to evaluate each company's performance and to determine the 1996 bonuses for Executive Officers. They considered whether the stated 1996 objectives for each performance goal were attained and reviewed other significant events that occurred during the year. The Committees determined that SCE had an excellent performance year, exceeding target performance in all four of its areas of achievement. The Subsidiaries, led by the outstanding earnings performance of Edison Mission Energy, also had solid performance during 1996.

      The Committees approved a 1996 bonus of $787,500 for Mr. Bryson which was his maximum potential award. In addition to evaluating Mr. Bryson's overall performance as measured by the companies' results in relation to the specific performance goals discussed above, the Committees' subjective assessment of his performance as CEO was considered. Factors found to be particularly significant in 1996 were Mr. Bryson's leadership and management of (1) SCE's successful efforts in the legislative and regulatory process to restructure the electric utility market and protect the recovery of stranded costs, (2) cost reduction policies positioning the utility to compete successfully in a restructured market and (3) the growth and development of the nonutility subsidiaries.

      The 1996 bonuses for the other Executive Officers averaged 94% of maximum at SCE and 68% of maximum at the Subsidiaries. The Committees also approved special performance awards for three Executive Officers to recognize their significant contributions related to the utility market restructuring and stranded cost recovery.

Long-Term Compensation Awards

      Long-term compensation is comprised of stock options and phantom stock options which are designed to align the long-term interests of senior management and the companies' shareholders and reward Executive Officers for delivering long-term value to the shareholders of the companies.

      For 1996, the Edison International Committee granted ten-year nonqualified Edison International Common Stock options with dividend equivalents linked to Edison International performance ("Edison International Options"), Edison Mission Energy phantom stock options and/or Edison Capital phantom stock options. The option awards of Mr. Bryson, Mr. Danner and Mr. Fohrer were allocated among the companies on a relative size basis: SCE - 75%, Edison Mission Energy - 15%, and Edison Capital - 10%. Approximately 80% of the option awards of Executive Officers at Edison Capital and Edison Mission Energy were allocated to their respective companies' options, with the balance allocated to Edison International Options. Options were awarded to Executive Officers in the judgment of the Committee guided by the survey results described above and are not formula-driven. The number and value of options granted in prior years was not a factor in the current year award determination. Edison International Options covering a total of 717,450 shares, at an option price of $17.625 per share were granted to Executive Officers in January 1996. Edison International Options covering 44,600 shares were granted to two new Executive Officers in July 1996 and September 1996 at option prices of $15.8125 and $17.5625 per share, respectively. Edison Mission Energy phantom options covering a total of 142,900 shares were granted to Executive Officers in January 1996 at a base price of $77.03 per share. Edison Capital phantom options covering a total of 95,000 shares were granted to Executive Officers in January 1996 at a base price of $88.04 per share.

      The Edison International Committee approved a January 1996 award to Mr. Bryson of 125,000 Edison International Options with dividend equivalents linked to Edison International performance, 19,800 Edison Mission Energy phantom options and 17,800 Edison Capital phantom options. This award reflects the Committee's commitment to link a significant portion of Mr. Bryson's compensation directly to the value provided to shareholders by Edison International stock and dividends and to the relative value provided to Edison International by its three major subsidiaries. The target values established and the actual options granted to Mr. Bryson and the other Executive Officers were consistent with the Committees' strategy described above.

            Compensation and Executive Personnel Committees of the Edison International and SCE Boards of Directors

                             Charles D. Miller (Chair)                  Joseph J. Pinola
                             Camilla C. Frost                           Thomas C. Sutton
                             Luis G. Nogales                            Daniel M. Tellep

February 20, 1997

Compensation and Executive Personnel Committee Interlocks and Insider Participation

The Compensation and Executive Personnel Committee members whose names appear on the Committees' Report above were members of the Committees during all of 1996. Under applicable SEC rules, there were no interlocks or insider participation on the Committees.

Stock Performance Graph(1)(2)

Set forth below is a graph comparing the yearly percentage change in the cumulative total shareholder return for the last five fiscal years on the Edison International Common Stock (assuming an initial investment of $100 on December 31, 1991), based on the market price of the Common Stock and assuming dividend reinvestment, with the cumulative total return for the last five fiscal years of companies in the Standard and Poor's 500 Stock Index ("S&P 500") and the Dow Jones Electric Utilities Group Index ("Dow Utilities"). The Dow Utilities contains 48 utility companies that are electric or combination (electric and gas) companies. Both indices are published daily in The Wall Street Journal. Edison International is included in both the S&P 500 and the Dow Utilities.


                             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                              AMONG EDISON INTERNATIONAL, THE S & P 500 INDEX
                                   AND THE DOW ELECTRIC UTILITIES INDEX


                                                                         Cumulative Total Return
                                                         ------------------------------------------------------
                                                        12/91     12/92     12/93     12/94     12/95     12/96
                                                        ----      ----      ----      ----      ----      ----
Edison International                                     100       100        97        76        96**     116

S & P 500                                                100       108       118       120       165       203

D J Electric Utilities                                   100       107       119       105       138       139



* $100 invested on December 31, 1991, in stock or index - including reinvestment of dividends. Fiscal year ending December 31.


** Ex-dividend dates have been used to determine the number of dividends included in Edison International's cumulative total return calculation. Edison International had three ex-dividend dates in 1995 and five ex-dividend dates in 1996, even though shareholders received four dividend payments in each year. Thus, the graph reflects three dividends in 1995 and five dividends in 1996. If four dividends were used for each year to determine the cumulative total return, the Edison International dollar amount for 12/95 would change from $96 to $98.

------------

(1) Notwithstanding anything to the contrary contained in any document filed by Edison International or SCE with the SEC or elsewhere, this graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent Edison International or SCE specifically incorporates this graph by reference therein, and shall not be deemed soliciting material or otherwise be deemed filed under either of such Acts.

(2) The historical stock performance depicted on the graph is not necessarily indicative of future performance. The Companies will not make or endorse any predictions as to future stock performance or dividends.

Certain Additional Affiliations and Transactions of Nominees and Executive Officers

       Mr. Olson is a Senior Partner of the law firm of Munger, Tolles and Olson, which provided legal services to Edison International and SCE in 1996.

       In 1996, WRG, a management consulting firm of which Mr. John Danner is a partner, was paid $833,053.75 by SCE and $117,425.00 by Edison International for consulting services provided in late 1995 and 1996.
Mr. Danner is the brother of Bryant C. Danner, Executive Vice President and General Counsel of Edison International and SCE.

       Edison International and SCE believe that any transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Exchange Act requires Edison International's and SCE's respective Directors and Officers, and persons who own more than 10% of a registered class of Edison International's or SCE's respective equity securities, to file reports of ownership and changes in ownership of such equity securities with the SEC and one designated national securities exchange. Directors, Officers and greater than 10% shareholders are required by SEC regulations to furnish Edison International or SCE, as the case may be, with copies of all Section 16(a) forms they file.

       Based solely on a review of the copies of such forms and amendments thereto furnished to the respective companies, or written representations that no Forms 5 were required (unless Edison International or SCE otherwise knew that no Forms 5 were required), Edison International and SCE, believe that from January 1, 1996 through December 31, 1996, their Directors, Officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that one report covering one transaction was filed late by Alan J. Fohrer, an Edison International and SCE officer, William E. Heller, an Edison International officer and Owens
F. Alexander, Jr., an Edison Source (an indirect, nonutility subsidiary of Edison International) officer who is being treated as an Edison International Executive Officer for Section 16(a) reporting. The transactions were in Edison International Common Stock.

Committees and Compensation of the Boards of Directors

       The Committees of each of the Edison International and SCE Boards are the Audit Committee, Compensation and Executive Personnel Committee, Executive Committee, Finance Committee and Nominating Committee. The major functions of each of these committees are described briefly below.
The composition of each committee is the same for Edison International and SCE.

       Audit Committees. Each Audit Committee meets regularly with the management of Edison International or SCE, as applicable, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports thereon to the Edison International or SCE Board, as applicable. In addition, each Audit Committee recommends to the Edison International or SCE Board, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of audit and other engagements and the related fees, the accounting principles being applied by Edison International or SCE in financial reporting, the scope of internal financial auditing procedures and the adequacy of internal accounting controls.

       Compensation and Executive Personnel Committees. Each Compensation and Executive Personnel Committee periodically reviews the performance and compensation of the Edison International or SCE Executive Officers, as applicable, and approves appropriate adjustments which are reported to the Edison International or SCE Board. The Committees also participate in executive succession planning and management development. Additional information as to the Committees' duties are described in the "Compensation and Executive Personnel Committees' Report on Executive Compensation" above.

       Executive Committees. Each Executive Committee is empowered to exercise the authority of the Edison International or SCE Board, as applicable, in the management of the business and the affairs of Edison International or SCE, between meetings of the Edison International or SCE Board, except to the extent limited by the California General Corporation Law.

       Finance Committees. Each Finance Committee regularly reviews the financial structure of their respective company. In addition, the Edison International Finance Committee reviews the financial planning process and investment outlook for Edison International and its nonutility subsidiaries, and approves certain committed investments. The SCE Finance Committee reviews the five year capital expenditure outlook, financing plans, total revenue requirements and earnings trends of SCE as well as approving certain capital projects.

       Nominating Committees. Each Nominating Committee periodically consults with the management of Edison International or SCE, as applicable, reviews suggestions of candidates for Director made by shareholders and makes recommendations regarding the composition of the Edison International or SCE Board and selection of individual candidates for election as Directors. Suggestions by shareholders for candidates should be submitted in writing, accompanied by biographical material for evaluation and sent to the office of the Secretary, Edison International and/or SCE, P.O. Box 800, Rosemead, California 91770.

       Compensation of Directors. During 1996, each Director who was not an Executive Officer of Edison International or SCE received $20,000 plus $1,500 for each meeting attended. Each Director who was not an Executive Officer and was a member of an Executive Committee received $2,000 in 1996 plus $1,000 for each meeting of that Committee attended. Each Director who was not an Executive Officer and was a member of an Audit Committee, Finance Committee, Compensation and Executive Personnel Committee or Nominating Committee received $1,000 for each meeting of those Committees attended. Each Director who was not an Executive Officer and was a Chairman of any of the Committees received $3,000 in 1996.

       Since each Director serves on both Edison International and SCE Boards and the same committees of each Board, the yearly retainers and meeting fees described above represent aggregate amounts for such service on both the Edison International and SCE Boards, except that separate meeting fees are paid for each meeting of one of the Edison International or SCE Boards, or one of the committees, that is not held in conjunction with a meeting of the corresponding Board or committee. It is the usual practice of Edison International and SCE that meetings of the Edison International and SCE Boards, and of corresponding committees, are held in conjunction with each other and a single meeting fee is paid to each Director for each set of meetings.

       Pursuant to the Edison International Director Incentive Compensation Plan, which was approved by the Edison International shareholders in 1992, each Director of Edison International and SCE is automatically granted 500 shares of Edison International Common Stock upon election or reelection to their respective Boards. Directors serving on both Boards receive only one award per year.

       Edison International and SCE maintain identical retirement plans for Directors. Under the terms of the plans, retiring or resigning Directors in good standing with at least five years of service on the Edison International or SCE Board are entitled to receive an annual retirement benefit in the amount of the yearly retainer. For service prior to 1996, the retirement benefit formula is based on the annual retainer, plus an amount equal to the meeting fee times the number of regularly scheduled Board meetings, as in effect on the date of termination of service. Payments commence at age 65, or if later, upon retirement from the Edison International or SCE Board. These amounts will be paid quarterly to the retired or resigned Director (or, upon death, to his or her spouse) for an interval equal to the term of service on the Edison International or SCE Board. Upon the death of a Director without a surviving spouse, or upon the death of a Director's surviving spouse, a lump sum equal to the amount of any remaining benefits will be paid to his or her estate. Simultaneous service on both Boards does not duplicate benefits earned under the plans.

       Under the terms of the SCE 1985 Deferred Compensation Plan for SCE Directors who were on the Board and enrolled in the Plan in September 1985, Directors were eligible to defer up to $94,350 of their compensation from October 1, 1985 through December 31, 1989. These amounts are deferred until the participant ceases to be a Director, dies or attains a predetermined age of at least 65, but not greater than 72. The account may be paid in installments of 10 or 15 equal annual installments or 120 or 180 equal monthly installments. If a participant dies before payments have begun, his or her beneficiary will receive the account payments over the term elected by the participant. In addition, the beneficiary will receive annual payments equal to 75% of the participant's total deferred commitment for ten years. If a participant dies after payments have begun, the remainder of his or her account will continue to be paid to the
beneficiary.   Following the completion of these payments, if the
beneficiary is the surviving spouse, the person will be entitled to a five-year certain life annuity equal to 50% of the payments the participant had been receiving. If the beneficiary is someone other than a spouse, such payments will be made for five years only. Preferential interest (interest considered under SEC rules to be at above-market rates) in the amounts of $20,581, $20,581, $20,581, and $20,581 was credited to the 1985 Deferred Compensation Plan accounts of Messrs. Huntsinger, Rosser, Zapanta and Mrs. Hanley, respectively, in 1996. All amounts payable under this plan are treated as unsecured obligations of SCE.

       Directors are eligible to defer up to 100% of their Board compensation, including any retainers, and any meeting fees under the Edison International Director Deferred Compensation Plan. Sponsorship of this plan was assumed by Edison International in 1995, consolidating previous plans with respect to active directors. A grantor trust was also adopted to fund the deferred compensation liability. Amounts may be deferred until a specified year, retirement, death or discontinuance of service as a Director. Compensation deferred until a specified year may be paid as a single lump sum or in 12 monthly payments. Compensation deferred until retirement or death may be paid as a single lump sum, in monthly installments of 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Compensation deferred until discontinuance of service as a Director may be paid as a single lump sum or in three annual installments. Preferential interest (interest considered under the SEC rules to be at above-market rates) in the amounts of $1,853, $3,482, $427, $3,593, $3,464, $688, $1,361, $3,782 and $414 was
credited to the Edison International Deferred Compensation Plan accounts of Messrs. Allen, Huntsinger, Olson, Rosser, Shannon, Smith, Watkins, Zapanta and Mrs. Hanley, respectively, in 1996. All amounts payable under these plans are treated as unsecured obligations of Edison International.

Meetings and Attendance

       During 1996, the Edison International and SCE Audit Committees met three times each, the Finance Committees met three times each, the Compensation and Executive Personnel Committees met three times each, the Nominating Committees met once and the Executive Committees did not meet. The Edison International Board and the SCE Board each met nine times during 1996.

       During 1996, all Directors attended 83% or more of the aggregate total meetings of the Edison International and SCE Boards and Committees on which they served.

Stock Ownership of Certain Shareholders

     The following table presents certain information regarding shareholders who are known to Edison International or SCE to be beneficial owners of more than 5% of any class of Edison International's or SCE's voting securities as of December 31, 1996:

                                                                                         Amount and
                                                                                          Nature of
                                                                                         Beneficial       Percent
Class of Stock                                  Name and Address of Shareholder         Ownership(1)     of Class
--------------                                  -------------------------------         ------------     --------
SCE Common Stock                             Edison International                       434,888,104(2)         100%
                                             2244 Walnut Grove Avenue
                                             Rosemead, California 91770

Edison International Common Stock            Wells Fargo Bank, N.A.                      36,035,018(3)        8.32%
                                             633 W. Fifth Street
                                             Los Angeles, California 90017

-------------
(1)    Unless otherwise indicated, shares are held in shareholder's name.

(2) In the formation of a holding company, Edison International became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988.

(3) The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Wells Fargo Bank acts as Trustee for the SSPP. Of the total number of shares shown, 34,921,286 shares of the class, or 8.16%, is held as the SSPP Trustee. SSPP Plan shares are voted in accordance with instructions given by participants, whether vested or not. SSPP shares for which instructions are not received may be voted by the Trustee in its discretion.

INDEPENDENT PUBLIC ACCOUNTANTS

       The Edison International and SCE Boards have appointed Arthur Andersen LLP as independent public accountants to conduct the annual examination of the financial statements of Edison International and SCE for the year ending December 31, 1997. Arthur Andersen LLP is an international public accounting firm which provides leadership in public utility accounting matters.

       Representatives of Arthur Andersen LLP are expected to be present at the respective annual meetings of Edison International and SCE. At the annual meeting they will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.


SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETINGS

       Under the Edison International and SCE Bylaws, shareholders intending to bring any business before an Annual Meeting of Shareholders of either Edison International or SCE, including nominations of persons for election as directors, must give written notice to the Secretary of Edison International or SCE, as the case may be, of the business to be presented. The notice must be received at the Edison International or SCE offices within the periods and must be accompanied by the information and documents specified in their respective bylaws. A copy of the bylaws may be obtained by writing to the Secretary of Edison International or SCE.

       Assuming that the 1998 Annual Meetings of Shareholders are held on April 16, 1998 as currently specified by the bylaws, the period for the receipt by either company of written notice of business to be brought by shareholders before the 1998 Annual Meetings of Shareholders will commence on December 17, 1997, and end on February 15, 1998.

       Shareholder proposals intended to be included in Edison
International's or SCE's respective proxy statement and forms of proxy relating to their 1998 annual meetings must be received by Edison
International or SCE, as the case may be, no later than November 10, 1997, under the SEC's shareholder proposal rule.

Availability of Form 10-K

       The Edison International and SCE Annual Reports on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, for the fiscal year ended December 31, 1996, will be furnished without charge to their shareholders upon written request. This report is expected to be available for distribution after March 29, 1997. A copy may be requested by writing to Corporate Governance, Edison International, 2244 Walnut Grove Avenue, P.O. Box 350, Rosemead, California 91770, or Corporate Governance, Southern California Edison Company, 2244 Walnut Grove Avenue, P.O. Box 350, Rosemead, California 91770, as the case may be.


OTHER MATTERS

       If any matters not referred to in the proxy properly come before the meeting, including shareholder proposals which have been excluded pursuant to Rule 14a-8 under the Exchange Act, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment. Discretionary authority to do so is included in the proxy.

       The Edison International and SCE Boards of Directors were not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

Dated March 10, 1997.
                                   For the Boards of Directors,


                                 BEVERLY P. RYDER
                                 BEVERLY P. RYDER, Secretary
                                 Edison International and
                                 Southern California Edison Company
<page 26>

EDISON INTERNATIONAL
PLEASE MARK VOTE IN SPACE PROVIDED BELOW.


The Directors recommend a vote of "FOR" item 1.
1. Election of Directors:                                For  Withhold  For All
Nominees: H.P.Allen, J.E.Bryson, W.H.Chen,               All     All    Except
S.E.Frank, C.C.Frost, J.C.Hanley, C.F.Huntsinger,
C.D.Miller, L.G.Nogales, R.L.Olson, J.J.Pinola,        / /   / /     / /
J.M.Rosser, E.L.Shannon, Jr., R.H.Smith,
T.C.Sutton, D.M.Tellep, J.D.Watkins, E.Zapanta
(Instruction: to withhold authority to vote for any                 If you plan to attend the Annual Meeting
individual nominee, write such name or names in                     please mark this space  / /
the space provided below.)
____________________________________                 LIMITED TO: _____ SHARES Common Stock



                                                  Dated: ____________, 1997

                      SIGNATURE  _______________________________________

                      TITLE  ___________________________________________
                      Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

                                                FOLD AND DETACH HERE

(LOGO)
Edison International

Southern California Edison Company


Dear Shareholder:

You are invited to attend the annual meeting of shareholders of Edison International and Southern California Edison, being held concurrently:

              Thursday, April 17, 1997, at 10:00 a.m.
              (Continental Breakfast at 8:30 a.m.)
              Industry Hills Sheraton Resort and Conference Center One Industry Hills Parkway
              Industry, California

IF YOU ATTEND THE MEETING, PLEASE BRING THE ADMISSION TICKET THAT APPEARS ON
THE REVERSE SIDE OF THIS LETTER.   A shareholder that is a corporation,
partnership, association, or other organization or entity will be limited to three authorized representatives.

Whether or not you plan to attend the meeting, it is important that your shares are represented. Please mark and sign the proxy card above, tear at the perforation, and return it in the enclosed postage-paid envelope.

The management and directors of Edison International and Southern California Edison thank you for your continued confidence. We hope you are able to join us in April to review the year and the outlook for our companies.

Sincerely,

Beverly P. Ryder
Beverly P. Ryder
Corporate Secretary

<PAGE 1>

(LOGO)
Edison International Company
P.O. Box 350
Rosemead, CA 91770

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     JOHN E. BRYSON and ALAN J. FOHRER are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Edison International to be held at The Industry Hills Sheraton Resort and Conference Center, One Industry Hills Parkway, City of Industry, California, on April 17, 1997, at 10:00 a.m., or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matter listed on the other side.

     The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEM 1. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                                    (Continued and to be signed on reverse side)



                                      GRAPHIC CONTAINING LOCATION TO
                                            MEETING FACILITY



         ADMISSION TICKET
       Edison International
  Southern California Edison Company
   ANNUAL MEETINGS OF SHAREHOLDERS
       APRIL 17, 1997, AT 10 AM

THE INDUSTRY HILLS SHERATON RESORT
AND CONFERENCE CENTER
ONE INDUSTRY HILLS PARKWAY
CITY OF INDUSTRY, CALIFORNIA

                                          DETACH PROXY CARD HERE

(LOGO)
Edison International
P.O. Box 350, Rosemead, CA 91770

This Proxy is Solicited on Behalf of the Board of Directors

Wells Fargo Bank, N.A., Trustee
Stock Savings Plus Plan of Southern California Edison Company

Voting Instructions to the Trustee

Pursuant to the provisions of the Stock Savings Plus Plan for employees of Southern California Edison Company and participating affiliates, you are instructed to grant a proxy to John E. Bryson and Alan J. Fohrer with full power of substitution to vote the shares of stock credited and conditionally credited to me in the Plan as of March 5, 1997, at the annual meeting of shareholders of Edison International to be held on April 17, 1997, or at any adjournment or postponement thereof, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting, as indicated on this card. Where no indication is shown, the shares represented by this proxy shall be voted FOR item 1. In addition, you are instructed to grant a proxy covering my shares to John E. Bryson and Alan J. Fohrer with full power of substitution to vote in their discretion on such other matters as may properly come before the meeting.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)

EDISON INTERNATIONAL
PLEASE MARK VOTE IN SPACE PROVIDED BELOW.



The Directors recommend a vote of "FOR" item 1.
1. Election of Directors:                                For  Withhold  For All
Nominees: H.P.Allen, J.E.Bryson, W.H.Chen,               All     All    Except
S.E.Frank, C.C.Frost, J.C.Hanley, C.F.Huntsinger,
C.D.Miller, L.G.Nogales, R.L.Olson, J.J.Pinola,         / /      / /     / /
J.M.Rosser, E.L.Shannon, Jr., R.H.Smith,
T.C.Sutton, D.M.Tellep, J.D.Watkins, E.Zapanta
(Instruction: to withhold authority to vote for any
individual nominee, write such name or names in
the space provided below.)
________________________________________________


                                                 Dated: ____________, 1997

                      SIGNATURE  __________________________________

                      TITLE  ______________________________________
                      Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.



TO ALL PARTICIPANTS IN THE STOCK SAVINGS PLUS PLAN:

    As a stockholder in the Stock Savings Plus Plan, you are allowed to confidentially instruct the Trustee to vote your shares at the Edison International Annual Meeting of Shareholders on April 17, 1997. One vote is allowed for each share of stock credited and conditionally credited to your account through March 5, 1997.

    Enclosed is a copy of Edison International's 1996 Annual Report and a Joint Proxy Statement which sets forth the business to be transacted at the annual meeting. Please mark and sign the proxy card above, tear at the perforation, and return it in the enclosed postage-paid envelope.

    The stock will be voted as directed provided the Trustee receives this card by 5:00 p.m. on April 15, 1997. In accordance with Plan provisions, all stock for which the Trustee has not received instructions by that time may be voted in its discretion.